Exhibit 99.1

For Further Information:
At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100 or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2007 THIRD QUARTER RESULTS

•    Earnings per share increases 157% to $0.20 per share

•    Delinquencies decrease to an all time low

•    Total managed assets reach a record high of over $1 billion

•    Dividend of $0.19 per share declared

NEW YORK, N.Y. – November 6, 2007—Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations increased 157% to $3,602,000, or $0.20 per diluted common share for the 2007 third quarter, up from $1,401,000 or $0.08 per share for the 2006 third quarter. Net increase in net assets resulting from operations increased 60% to $11,655,000, or $0.66 per share for the 2007 nine months, up from $7,263,000, or $0.41 per share for the 2006 nine months.

Medallion’s on-balance sheet taxicab medallion loan portfolio increased 27% to $502,523,000, up from $395,898,000 a year ago. The on-balance sheet commercial loan portfolio increased 12% to $93,788,000, up from $83,849,000. Including Medallion Bank, the Company’s unconsolidated wholly-owned portfolio investment, the managed medallion loan portfolio increased 21% to $594,515,000, up from $490,549,000 one year ago. The managed commercial loan portfolio increased 10% to $168,823,000, up from

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Medallion Financial Corp. Reports 2007 Third Quarter Results, Page 2

$153,487,000 one year ago. In addition, Medallion Bank’s consumer loan portfolio increased 24% to $137,413,000, up from $111,148,000 one year ago. Total assets under management increased 18% to $1,002,491,000, up from $852,554,000 a year ago. The managed portfolio amounts were all record highs for the Company.

Andrew Murstein, President of Medallion, stated, “We are very pleased with our third quarter results. We were able to increase our medallion loan portfolio by 27% over the past year. With zero losses on any medallion loan we have originated, we believe investors will appreciate the strength of this portfolio and consider a flight to quality when evaluating our company. In an effort to also improve our return on equity in this area, we have previously made, and continue to explore making additional loans in the medallion area whereby we receive part of the appreciation if and when medallions increase in value. We have also experienced strong unrealized gains in the quarter relating to our 187 owned Chicago taxicab medallions. Chicago medallion prices have increased over the past several years to well over $100,000, up from $45,000.”

“Credit quality also remains outstanding,” said Larry Hall, Medallion’s Chief Financial Officer. “On a managed basis, including Medallion Bank, delinquent loans 90 days or more past due decreased during the year to 1.1%, down from 2.0% a year ago. These are the lowest levels they have been in the history of the Company.”

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2007 third quarter. The dividend is payable on December 7, 2007 to shareholders of record on November 23, 2007. Since the Company’s initial public offering in 1996, the Company has paid out over $111,000,000 in dividends, or $7.39 per share.

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Medallion Financial Corp. Reports 2007 Third Quarter Results, Page 3

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $2.6 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2006 Annual Report on Form 10-K.

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MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
(Dollars in thousands)		(As adjusted)		(As adjusted)
Total investment income	$13,555	$9,630	$37,152	$28,982
Total interest expense	8,201	6,118	22,486	17,615

Net interest income	5,354	3,512	14,666	11,367

Total noninterest income	648	435	1,697	2,051

Salaries and benefits	2,491	2,221	7,759	6,538
Professional fees	939	459	2,154	1,479
Rent expense	323	256	976	844
Other operating expenses	694	867	2,696	2,357

Total operating expenses	4,447	3,803	13,585	11,218

Net investment income before income taxes	1,555	144	2,778	2,200
Income tax provision	—	—	—	—

Net investment income after income taxes	1,555	144	2,778	2,200

Net realized gains (losses) on investments	287	(122)	12,140	541

Net change in unrealized appreciation (depreciation) on investments	1,809	(749)	(6,357)	(1,831)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	(49)	2,128	3,094	6,353

Net unrealized appreciation (depreciation) on investments	1,760	1,379	(3,263)	4,522

Net realized/unrealized gains on investments	2,047	1,257	8,877	5,063

Net increase in net assets resulting from operations	$3,602	$1,401	$11,655	$7,263

Net increase in net assets resulting from operations per common share
Basic	$0.21	$0.08	$0.67	$0.42
Diluted	0.20	0.08	0.66	0.41

Net investment income after income taxes per common share
Basic	$0.09	$0.01	$0.16	$0.13
Diluted	0.09	0.01	0.16	0.12

Dividends declared per share	$0.19	$0.18	$0.57	$0.51

Weighted average common shares outstanding
Basic	17,504,827	17,312,915	17,472,950	17,269,881
Diluted	17,805,203	17,749,934	17,793,571	17,757,496

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	UNAUDITED September 30, 2007	AUDITED December 31, 2006
Assets
Medallion loans, at fair value	$502,523	$428,249
Commercial loans, at fair value	93,788	88,207
Investment in Medallion Bank and other controlled subsidiaries, at fair value	55,282	50,448
Investment securities, at fair value	—	9,961
Equity investments, at fair value	4,236	16,068

Net investments	655,829	592,933

Cash	29,719	15,399
Accrued interest receivable	2,694	2,178
Fixed assets, net	631	525
Goodwill, net	5,007	5,007
Other assets, net	21,716	15,563

Total assets	$715,596	$631,605

Liabilities
Accounts payable and accrued expenses	$4,290	$5,057
Accrued interest payable	993	1,783
Funds borrowed	538,160	455,137

Total liabilities	543,443	461,977

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	172,153	169,628

Total liabilities and shareholders’ equity	$715,596	$631,605

Number of common shares outstanding	17,507,315	17,426,415
Net asset value per share	$9.83	$9.73

Total managed loans	$900,751	$795,980
Total managed assets	1,002,491	907,133